EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement") entered into as of August 4, 2011, between MARK FIDLER ("Employee") and AMBIENT CORPORATION, a Delaware corporation (collectively, the "Company").

WHEREAS, the Company desires to employ the Employee, and the Employee wishes to be employed, as the Company’s Chief Financial Officer on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and other valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT

The Company agrees to employ Employee, and Employee hereby agrees to such employment, subject to the terms and conditions set forth in this Agreement.

2. POSITIONS AND DUTIES

(a) Employee shall continue to occupy the position and perform the duties of Chief Financial Officer on a full-time basis. In his capacity as Chief Financial Officer, Employee shall report directly to, and be responsible to John J. Joyce, the Chief Executive Officer of the Company, or such other Company officer as shall be designated by the Chief Executive Officer. Employee shall perform duties and responsibilities as are consistent with the position described above which relate to the business of Company, or of any affiliates or subsidiaries of the Company, or any business ventures in which Company, its affiliates or subsidiaries may participate and as are assigned to him from time to time by the Chief Executive Officer.

(b) Employee shall devote 100% of his working time, attention and energies to the business of the Company and shall assume and perform such further reasonable and lawful responsibilities and duties as may be assigned or directed by the Board.

(c) Employee agrees that he will at all times devote his reasonable best efforts, skill and ability to promote the Company's interests and work with the Chief Executive Officer and the other executives of the Company.

(d) Employee acknowledges and agrees that he is required to observe all the lawful rules and policies of the Company generally applicable to senior executives to the extent they are not inconsistent with the terms of this Agreement.

3. COMPENSATION AND BENEFITS

For the full and faithful performance of the services to be rendered by Employee, in consideration of Employee's obligations under this Agreement, provided Employee is not in material breach of this Agreement and that Employee is employed by the Company as of each relevant payment date, and it being understood and agreed by Employee and the Company that Employee would not be entitled to the full compensation package and benefits without his absolute commitment to comply with his undertakings set forth in this Agreement, the Company shall pay to Employee and Employee shall be entitled to receive:

(a) Base Salary. Company will pay to Employee during the term of his employment under this Agreement, a base salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum less required deductions for state and federal withholding tax, social security and other employee taxes (said amounts hereinafter referred to as the "Base Salary"). Any Base Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices, but no less frequently than once each month. Subject to review at January 1st of each year, commencing on January 1, 2012, Employee's Base Salary may, at the discretion of the Chief Executive Officer, be increased for the succeeding calendar year.

(b) Incentive Compensation.

(i) In addition to his Base Salary, Employee shall be eligible for an annual incentive cash compensation as determined by the Compensation Committee of the Board of Directors (“Compensation Committee”).  In addition, pursuant to the offer letter between the Company and Employee dated June 5, 2011 (“Offer Letter”), within 10 days of execution by Employee of this Agreement, the Company will pay you a $12,500 bonus, less all required deductions.

 (ii) Company Plans. Employee shall be eligible to participate, on terms no less favorable than those afforded to other executives of the Company, in any incentive compensation plan that may hereafter be adopted by the Company for its executives and management employees from time to time. Such participation shall be subject to the terms of the applicable plans, generally applicable policies of the Company, applicable law and the discretion of the Board of Directors. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

(c) Stock Option Grants. The Employer has previously granted non-qualified stock options to Employee under the Company's 2000 Equity Incentive Plan (the "Plan").  Pursuant to the Offer Letter,  August 4, 2011,  the Company will grant you a non-qualified stock option pursuant to the Plan to purchase 30,000 shares of Ambient common stock (“Stock”) at the Fair Market Value of the Stock as of August 4, 2011 (it being acknowledged that such number of shares reflects the one for one hundred reverse stock split of the Stock that was effected on July 18, 2011). All such stock options are subject to the terms of the written stock option agreement(s) issued by the Company.

(d) Benefits. Employee shall be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability insurance plans, retirement plans, 401(k) and other benefit plans which are available to any other executives of the Company. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Company, and applicable law.

(e) Expense Reimbursement. The Company shall promptly pay the reasonable, business-related expenses incurred by Employee in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel, telecommunications and entertainment, or, if such expenses are paid directly by Employee, shall promptly reimburse the Employee for such payment, provided that Employee has properly accounted therefor in accordance with Company policy.

(f) Vacation.  Employee shall be entitled to four (4) weeks paid vacation in accordance with the Company's vacation policies for its executives, as in effect from time to time, but in no event less than four (4) weeks per year. The timing and duration of any vacation shall be taken at such time so as not to interfere with Employee's responsibilities and commitment to the company as determined by the Chief Executive Officer. Employee shall also be entitled to all paid holidays given by the Company to its employees.

4. TERMINATION.

Employee's services shall terminate upon the first to occur of the following events:

(a) Upon Employee's date of death or the date Employee is given written notice that he has been determined to be disabled by the Company. For purposes of this Agreement, Employee shall be deemed to be disabled if Employee, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of sixty (60) consecutive days or an aggregate of ninety (90) days in any twelve (12) month period ("Incapacity"). Termination of Employee's employment by the Company due to Incapacity shall be communicated to Employee by written notice to Employee and shall be effective on the tenth (10) day after receipt of such notice by Employee, unless Employee returns to full-time performance of his required duties before such tenth (10th) day;

(b) On the date Employee is terminated by the Company for "Cause." For purposes of this Agreement, Cause shall be defined as: (i) Employee's conviction of, or plea of nolo contendre, to any felony or to a crime involving moral depravity or fraud; (ii) Employee's commission of an act of dishonesty or fraud or breach of fiduciary duty or act that has a adverse effect on the name or public image of the Company (iii) Employee's commission of an act of willful misconduct or gross negligence, as determined by the Board, provided the Employee shall have the opportunity to state his case before the Board prior to the Board taking such decision to so terminate the Employee; (iv) the failure of Employee to substantially perform his duties under this Agreement; (v) the material breach of any of Employee's material obligations under this Agreement; (vi) the failure of Employee to follow a lawful directive of the Chief Executive Officer or the Board Of Directors or (vii) excessive absenteeism, chronic alcoholism or any other form of addiction that prevents Employee from performing the essential functions of his position with or without a reasonable accommodation; provided, however, that the Company may terminate Employee's employment for Cause, as to (iv) or (v) above, only after failure by Employee to correct or cure, or to commence or to continue to pursue the correction or curing of, such conduct or omission within ten (10) days after receipt by Employee of written notice by the Company of each specific claim of any such misconduct or failure.  Notwithstanding the foregoing, the Company may place Employee on paid administrative leave immediately after discovery of any such conduct or omission, and prior to termination of employment.

(c) On the date Employee terminates his employment with the Company for Good Reason (as defined below). For the purposes of this Agreement, "Good Reason" shall mean, without Employee's express written consent, the occurrence of one or both of the following conditions, provided that Employee shall have given notice to the Company within 30 days of the initial onset of the condition (the “Notice Period”) and the Company shall not have remedied such condition within 30 days thereafter:  (i) a material diminution of Employee’s authority, duties or responsibilities,  (ii) a material breach by the Company of any of its obligations under this Agreement, including the Company’s failure to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement pursuant to Section 14 hereof.

(d) On the date Employee terminates his employment without Good Reason, provided that Employee shall give the Company thirty (30) days written notice prior to such date of his intention to terminate his employment ("Notice Period"); or

(e) On the date the Company terminates Employee's employment for any reason, other than a reason set forth in Section 4(a) (Incapacity) or 4(b) (Cause), provided that the Company shall give Employee thirty (30) days written notice prior to such date of its intention to terminate Employee's employment ("Notice Period"). During such Notice Period, Employee will continue to perform his duties and responsibilities, and to be compensated therefore, unless the Company advises Employee otherwise.

5. RIGHTS UPON TERMINATION.

(a) Upon termination of Employee's employment by either party for any reason, all rights Employee has to payment under this Agreement shall cease as of the effective date of the termination, and except as expressly provided herein or as may be provided under any employee benefit plan or as required by law, Employee shall not be entitled to any additional compensation, commission, bonus, perquisites, or benefits with the exception of this Section 5 which shall survive termination of this agreement as outlined herein.

(b) Upon termination of Employee's employment (i) by the Company for Cause, (ii) by the Company for reason of Employee's death or Incapacity or (iii) by Employee without Good Reason, the Company shall pay to Employee or Employee's estate or representatives, as the case may be, his Base Salary and any benefits and outstanding reimbursable expenses accrued and payable to him through the last day of his actual employment by the Company.

(c) If Employee's employment is terminated by Employee pursuant to Section 4(c) or by the Company pursuant to Section 4(e) hereof, Employee shall receive his Base Salary for twelve (12) months following the date of termination and shall continue to be eligible for the Company’s medical and dental benefits (on the same terms applicable to active employees) for twelve (12) months following termination. In addition, subject to the provisions of this Agreement and the Company’s expense reimbursement policy, the Company shall reimburse Employee for all reimbursable expenses incurred prior to termination; such reimbursement shall be made in a lump sum upon or as soon as practicable following termination, provided appropriate documentation has been submitted by Employee in accordance with Company policy, and in no event later than March 15 of the year following the year in which termination occurs.  Payment of Base Salary under this Section 5(c) shall commence on a date to be determined by the Company but no later than 90 days following termination of employment.

In order to be eligible for the severance benefits as set forth in this Section 5(c), Employee must (i) execute and deliver to the Company a general release, in a form satisfactory to the Company, within 90 days following the date of termination and (ii) be and remain in full compliance with his obligations under this Agreement and under the NDA (as defined below). In the event Employee breaches any obligation under this Agreement or the NDA any and all payments or benefits provided for in this Section 5(c) shall cease immediately.

(d) Notwithstanding the foregoing, in the event that this Agreement shall have been terminated by Employee pursuant to Section 4(d) or by the Company pursuant to Section 4(e) hereof, upon the request of the Company the Employee shall vacate his position and the Company's premises (if applicable) on a termination date specified by the Company which is earlier than the end of the Notice Period specified in Section 4(d) or 4(e) and Employee shall be paid, in one lump sum on  such termination date, the Base Salary that would have been payable to him from such termination date through the end of the Notice Period, less required deductions for state and federal withholding tax, social security and other employee taxes.

(e) This agreement automatically shall terminate upon the death of Employee, except that Employee's estate shall be entitled to receive any amount accrued under Section 5(b) and any other amount to which Employee was entitled of the time of his death.  Upon the Employee’s death, all stock options, warrants and stock appreciation rights granted by the employer to employee under any plan or otherwise prior to the date of Employee’s death, shall become vested, accelerate and become immediately exercisable by the Employee’s Estate for a period of six (6) months from the date of Employee’s death.  In the event the Employee owned or was entitled to receive any unregistered securities of Employer, then Employer must use its reasonable best efforts to effect the registration of all such securities as soon as practical, and the estate of the Employee shall then have six (6) months after the effective date of the registration statement to exercise said options for the previously unregistered securities.

6. CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

Employee has previously executed the Employee Confidentiality and Non-Competition Agreement annexed hereto as Exhibit A ("NDA"), which shall be incorporated by reference into this Agreement and made a part hereof.  All references herein to this Agreement shall be construed to include Exhibit A.  Employee understands that continued compliance with the NDA is a condition to Employee 's continued employment with the Company and that failure to comply with the terms and conditions of these provisions may result in termination "for cause" under this Agreement and in other damages to the Company.

7. COOPERATION FOLLOWING TERMINATION

Employee agrees that, following notice of termination of his employment until the date of his termination, he shall in good faith cooperate with the Company in all matters relating to the completion of his pending work on behalf of the Company and the orderly transition of such work to such other employees as the Company may designate. Employee further agrees that during and following the termination of his employment he shall in good faith cooperate with the Company as to any and all claims, controversies, disputes or complaints over which he has any knowledge or that may relate to his employment relationship with the Company; provided, however, that (a) Employee will be reimbursed by the Company for any out of pocket expenses incurred pursuant to his duties under this Section 7 and reasonably compensated for his time, and (b) Employee's obligation to cooperate under this Section 7 shall in no way preclude Employee from seeking to enforce his rights under this Agreement. Such cooperation includes, but is not limited to, providing the Company with all information known to him related to such claims, controversies, disputes or complaints and appearing and giving testimony in any forum.

8. GOVERNING LAW

Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to the conflict of law rules of Massachusetts).

9. INTEGRATION

This Agreement and the previously executed NDA attached hereto as Exhibit A constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements (other than the NDA) related to the subject matter hereof made prior to the date hereof.

10. MODIFICATIONS AND AMENDMENTS

This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto and approved in writing by the Board of Directors. Such modification or amendment will not become effective until such approval has been given.

11. SEVERABILITY

If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

12. NOTICE

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given as of the date if delivered in person or by telecopy, on the next business day, if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Employee:

Mark Fidler
c/o Ambient Corporation
7 Wells Avenue, Suite 11
Newton, MA 02459

If to the Company:

Ambient Corporation
7 Wells Avenue, Suite 11
Newton, MA 02459

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective upon receipt.

13. WAIVER

The observation or performance of any condition or obligation imposed upon Employee hereunder may be waived only upon the written consent of the Board of Directors. Such waiver shall be limited to the terms thereof and shall not constitute a waiver of any other condition or obligation of the Employee under this Agreement.

14. ASSIGNMENT

The rights and obligations of the Company in this Agreement shall inure to its benefit and be binding upon its successors-in-interest (whether by merger, consolidation, reorganization, sale of stock or assets or otherwise), and the Company may assign this Agreement to any affiliate. This Agreement, being for the personal services of Employee, shall not be assignable by Employee.

15. HEADINGS

The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

16. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which counterparts, when taken together, shall constitute but one and the same agreement.

17.  COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A

No amounts payable under this Agreement are intended to constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code and applicable regulatory guidance issued thereunder (“Section 409A”).  Amounts payable as severance under Section 5 of this Agreement are intended to be excepted from 409A and shall be interpreted accordingly.  If and to the extent any amount provided under this Agreement becomes subject to the requirements of Section 409A, such amount shall be paid or otherwise provided in a manner that complies in form and in operation with the requirements of Section 409A.  If, at the time his employment terminates,  the Employee is a “specified employee” as defined in Section 409A, no payments that constitute  “deferred compensation” as defined in Section 409A shall be made prior to six months from his separation from service.  Nothing in this Agreement shall be construed as an entitlement to or guarantee of any particular tax treatment to the Employee.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

AMBIENT CORPORATION

Date: August 4, 2011	By:	/s/ John J. Joyce
Name: John J. Joyce
Title: Chief Executive Officer

EMPLOYEE

By:	/s/ Mark Fidler
Mark Fidler